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Exhibit 12.1

        CLOUD PEAK ENERGY INC. AND SUBSIDIARIES

COMPUTATION OF HISTORICAL RATIOS OF EARNINGS TO FIXED CHARGES(1)

(In Thousands, Except Ratio Data)

	Six Months Ended June 30, 2011	2010	2009	2008	2007	2006
Earnings:
Income from continuing operations before income taxes and earnings from unconsolidated affiliates	$65,568	$145,990	$249,340	$109,140	$69,377	$53,689
Amortization of capitalized interest	684	1,369	1,363	1,342	1,245	934
Distributions of income from equity investments	2,000	35	4,000	4,750	—	—
Capitalized interest	(16,886)	(24,492)	(15,484)	(6,558)	(1,802)	(5,013)
Fixed charges	37,684	71,816	22,038	27,366	43,325	44,152

Adjusted income from continuing operations before income tax provision	$89,050	$194,717	$261,257	$136,040	$112,145	$93,762

Fixed charges:
Interest expense	$20,672	$46,938	$5,992	$20,376	$40,930	$38,785
Capitalized interest	16,886	24,492	15,484	6,558	1,802	5,013
Interest within rental expense	126	386	562	432	593	354

Total fixed charges	$37,684	$71,816	$22,038	$27,366	$43,325	$44,152

Ratio of earnings to fixed charges	2.4x	2.7x	11.9x	5.0x	2.6x	2.1x

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

	Six Months Ended June 30, 2011	2010	2009	2008	2007	2006
Earnings:
Income from continuing operations before income taxes and earnings from unconsolidated affiliates	$108,301	$165,728	$249,340	$109,140	$69,377	$53,689
Amortization of capitalized interest	684	1,369	1,363	1,342	1,245	934
Distributions of income from equity investments	2,000	35	4,000	4,750	—	—
Capitalized interest	(16,886)	(24,492)	(15,484)	(6,558)	(1,802)	(5,013)
Fixed charges	37,684	71,816	22,038	27,366	43,325	44,152

Adjusted income from continuing operations before income tax provision	$131,783	$214,455	$261,257	$136,040	$112,145	$93,762

Fixed charges:
Interest expense	$20,672	$46,938	$5,992	$20,376	$40,930	$38,785
Capitalized interest	16,886	24,492	15,484	6,558	1,802	5,013
Interest within rental expense	126	386	562	432	593	354

Total fixed charges	$37,684	$71,816	$22,038	$27,366	$43,325	$44,152

Ratio of earnings to fixed charges	3.5x	3.0x	11.9x	5.0x	2.6x	2.1x

(1)
For purposes of calculating the ratio of earnings to fixed charges, earnings were calculated by adding (i) earnings from continuing operations before income taxes and earnings from unconsolidated affiliates, (ii) net interest expense, including the portion of rents representative of an interest factor, (iii) amortization of debt issue costs and capitalized interest, (iv) distributions from equity investments and (v) capitalized interest. Fixed charges consist of net interest expense, amortization of debt issue costs and capitalized interest, and the portions of rents representative of an interest factor.

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  Exhibit 12.1